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                                                                      Exhibit 12

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              9 Months Ended
                                               September 30,                   Year Ended December 31,
                                         -------------------------  -------------------------------------------------
                                           2000            1999       1999       1998     1997(a)   1996(a)   1995(a)
                                         --------        --------   --------   --------  --------  --------  --------
Earnings Before Income Taxes.....         $2,431          $1,655     $1,300     $2,037    $1,613    $1,789    $1,682
Fixed Charges....................            737             455        671        555       520       540       556
                                          ------          ------     ------     ------    ------    ------    ------
    Total........................         $3,168          $2,110     $1,971     $2,592    $2,133    $2,329    $2,238
                                          ======          ======     ======     ======    ======    ======    ======
Fixed Charges
  Interest on debt...............         $  717          $  435     $  645     $  533    $  497    $  514    $  536
  Interest component of rentals..             20              20         26         22        23        26        20
                                          ------          ------     ------     ------    ------    ------    ------
    Fixed Charges................         $  737          $  455     $  671     $  555    $  520    $  540    $  556
                                          ======          ======     ======     ======    ======    ======    ======
Ratio of Earnings to Fixed
 Charges.........................            4.3             4.6        2.9        4.7       4.1       4.3       4.0

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(a) Financial information reflects accounting for the combination with
    PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1995.